EXHIBIT 10.2

Employment Agreement Dated as of November 16, 2003 Between Learning Tree International,

Inc. and Eric R. Garen

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of November 16, 2003 (the “Effective Date”), between Eric R. Garen (“Executive”); and Learning Tree International, Inc., (the “Company”) with reference to the following facts:

A. Through the date hereof, Executive served as President of the Company pursuant to an employment agreement, dated October 1, 2001, as extended thereafter (the “Previous Employment Agreement”).

B. Now Executive and the Company wish to change the nature of Executive’s employment with the Company and to enter into a new employment contract providing for the part-time employment of Executive on the terms and conditions set forth herein.

NOW THEREFORE, based on the mutual covenants contained herein, the parties agree as follows:

1. Employment and Duties. Executive is hereby employed as the Vice Chairman of the Company’s Board of Directors (the “Board”). Executive shall report directly to the Board and Executive shall perform such executive duties and functions as shall be specified from time to time by the Board consistent with his position. Executive hereby accepts such employment and agrees to perform the services contemplated herein faithfully, diligently, to the best of Executive’s ability and in the best interests of the Company. Executive’s principal place of employment and the Company’s principal place of business will be in Los Angeles, California. Executive shall be a part time employee of the Company, and shall work five hours per month and only such additional hours as may be reasonably requested by the Company and reasonably agreed by Executive.

2. Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to the provisions of Section 5, shall continue until terminated by either party on three months written notice. As used in the Agreement, “Term” shall refer to any periods during which this Agreement is in effect.

3. Compensation and Other Benefits. The Company shall provide the following compensation and other benefits to Executive during the Term as compensation for the performance by Executive of his obligations under this Agreement:

3.1. Hourly Fees. The Company shall pay to Executive $300.00 per hour for performing his duties under this Agreement. At least monthly, Executive shall provide the Company with an invoice setting forth the amount of time worked by Executive on behalf of the Company, and providing reasonable details on the nature of the time to the extent requested. The Company will pay each invoice within 30 days of receipt.

3.2. Employee Benefit Plans. To the extent available to him based on his part time status, during the Term Executive shall be entitled to participate in such pension, welfare, and medical insurance plans and programs as are maintained by the Company from time to time for the general benefit of its executive employees (with respect to each of the foregoing, a “Plan” and collectively, the “Plans”).

3.3. Fringe Benefits. To the extent available to him based on his part time status, Executive shall be entitled to such fringe benefits and perquisites (“Fringe Benefits”) as are generally made available to executives of the Company pursuant to Company policy or which are normal to Executive’s position, and such other fringe benefits as may be determined by the Board during the Term. Executive shall not accrue any vacation during the Term.

4. Termination of Employment.

4.1. Termination for Cause.

4.1.1. Entitlements Upon Termination for Cause. The Company shall have the right to terminate Executive’s employment prior to the expiration of the Term for “Cause,” as defined in subsection 4.1.2. If Executive’s employment is so terminated, Executive shall be entitled to receive payment of all accrued and unpaid hourly fees. Executive shall not be eligible to receive hourly fees, or to participate in any Plans or to receive any Fringe Benefits with respect to future periods after the date of such termination, except for the right to receive benefits under any Plan in which Executive participates in accordance with the terms of such Plan, provided that nothing in this subsection shall require the Company to make any contribution or payment to any such Plan after termination of Executive’s employment for Cause.

4.1.2. Cause Defined. For the purposes of this Agreement, “Cause” shall mean: (a) Executive’s continual and material failure or refusal (whether intentional, reckless or negligent) to perform his duties under this Agreement; (b) a material breach by Executive of his fiduciary duties to the Company; or (c) Executive’s conviction of or plea of guilty or plea of nolo contendere to a crime involving dishonestly or moral turpitude.

4.1.3. Termination Date; Notice. If acts giving rise to the Company’s right to terminate under this subsection 4.1 exist, the Company shall provide specific details of such acts in a written notice of termination delivered by the Company to Executive and Executive shall have a reasonable period of time (not less than thirty (30) days and not more than sixty (60) days) to cure such acts. If Executive fails to cure within such period, Executive shall be terminated, effective the date written notice of failure to cure is given. Notwithstanding the foregoing, if such acts involve fraudulent conduct or moral turpitude, no opportunity to cure shall exist and the date of termination of employment by the Company under this subsection 4.1 shall be the date set forth in the written notice of termination delivered by the Company to Executive, unless no such date is specified in such notice, in which case the date of termination shall be the date of receipt by Executive of written notice of termination and such notice shall provide specific details of the fraudulent conduct and/or moral turpitude.

4.2. Death. If Executive dies prior to the expiration of the Term, his beneficiary or estate shall be entitled to receive such hourly fees, and other compensation and disbursement of benefits as would have been payable to Executive under a termination for Cause under subsection 4.1 as of the date of death. Executive’s beneficiary or estate shall also be entitled to receive such amounts, if any, as are payable to Executive under any applicable insurance policies.

4.3. Disability. If Executive becomes Permanently Disabled (as defined below) prior to the expiration of the Term, this Agreement may be terminated by agreement of the majority of the Board as of the date of such disability. In the event of such termination, Executive shall be entitled to receive such hourly fees, and other compensation and disbursement of benefits as would have been payable to Executive under a termination for Cause under subsection 4.1 as of the date on which Executive became Permanently Disabled as defined below. Executive shall also be entitled to receive such amounts, if any, as are payable to Executive under any applicable insurance policies. For the purposes of this subsection, “Permanently Disabled” shall mean the incapacity of Executive due to illness, accident, or other incapacity to perform his duties for a period of one hundred and eighty (180) consecutive days as determined by the Board.

4.4. Termination of Relationship. In the event of the termination of the employment relationship between the Company and Executive, Executive shall be deemed to have resigned any and all positions then held by Executive including, without limitation, officerships or governing body memberships in the Company and/or the subsidiary corporations of the Company, if any.

5. Ownership of Intellectual Property; Nondisclosure.

Intellectual Property. Executive agrees that all writings produced by Executive under this Agreement are works done for hire and shall be the sole property of the Company and the Company shall have the exclusive right to copyright such writings in any country or countries.

Executive shall disclose promptly to the Company all ideas, inventions, discoveries and improvements, whether or not patentable, relative to the field of work set forth in the “Employment and Duties” section of this Agreement and conceived or first reduced to practice by him in connection with his work under effect. Executive agrees that all such ideas, inventions, discoveries and improvements including but not limited to papers, books and publication, shall become the sole and absolute property of the Company and that Executive will at any time at the request and expense of the Company execute any and all papers, and do whatever is reasonably required to insure that the Company shall obtain title to such ideas, inventions, discoveries and improvements.

Nondisclosure. Executive, during the term of this Agreement, will have access to and become acquainted with various trade secrets, consisting of books, records, compilations of information, processes, teaching methods and techniques, devices, secret inventions, and specifications, which are owned by the Company and which are regularly used in the operation of the business of the Company. Executive shall not, directly or indirectly, disclose any of the aforesaid trade secrets or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with the Company. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company.

For a period of two (2) years immediately following the termination of this Agreement, Executive shall not, either directly or indirectly, make known to any person, firm or corporation or use (1) the names or addresses of any of the customers of the Company or any other information pertaining to them, or (2) the contents of any mailing list or other list relating to the customers or potential customers of the Company prepared or used by the Company during or prior to the term of this Agreement, whether or not such information or lists are considered trade secrets by the Company.

5.1. Equitable Relief. Executive acknowledges that the covenants contained in this Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such covenants will result in irreparable injury to the Company, and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, Executive agrees that the Company shall, in addition to any other rights or remedies it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from any breach or threatened breach of such covenants.

5.2. Non-Competition.

5.2.1. Covenant Not to Compete. During the term of this Agreement, Executive will not, directly or indirectly, engage in or assist any activity that is the same as, similar to, or competitive with the business of the Company, including, without limitation, whether such engagement or assistance as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than three percent (3%) of the outstanding capital stock of a publicly-traded corporation), creditor, guarantor, consultant, advisor, agent, sales representative or other participant, in any counties, parishes or provinces in which the Company has done or is doing business.

5.2.2. Covenant Not to Solicit Employees. For a period of two (2) years immediately following the termination of this Agreement, Executive shall not, either directly or indirectly (i) induce or attempt to induce any person then engaged or employed (whether part-time or full-time) by the Company or any affiliate or transferee of the Company, whether as an officer, employee, consultant, adviser or independent contractor, to leave the employ of the Company or any affiliate or transferee of the Company or to cease providing or otherwise alter the services then provided to the Company, the affiliate or the transferee, or (ii) in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor in connection with the operation of a business that is the same as, similar to or in competition with that of the Company.

5.2.3. Equitable Relief. Executive acknowledges that the covenants contained in this Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such covenants will result in irreparable injury to the Company, and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, Executive agrees that the Company shall, in addition to any other rights or remedies it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from any breach or threatened breach of such covenants.

6. Assignment. This Agreement shall inure to the benefit of the Company’s successors, assigns, grantees and its associated, affiliated, subsidiary and parent companies as may now or hereafter exist. This Agreement shall be binding on Executive, his heirs, executors or administrators, and legal representatives but shall not be assignable by Executive and the obligations of Executive may not be delegated.

7. Severability. In the event that any provision of this Agreement should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

8. Notices. Any notice, request, demand, or other communication required or permitted to be given under this Agreement shall be sufficient if in writing and delivered personally or sent by certified or registered mail to the Company at its principal executive offices and to Executive at his residence as shown on the records of the Company.

9. No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

10. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Executive and the Company. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

11. Dispute Resolution. The exclusive remedy for resolving any dispute (which Executive and Company are unable to resolve) arising out of, or relating to, this Agreement or Executive’s employment relationship with the Company including, without limitation, the termination thereof, regardless of its nature, will be arbitration in accordance with the rules of the American Arbitration Association (the “AAA”). If the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators designated by the AAA; four shall be retired judges of the Superior or Appellate Courts resident in Los Angeles or Orange Counties, California. This agreement to resolve any disputes arising out of Executive’s employment or the termination of his employment by binding arbitration shall extend to claims against any parent of the Company, any brother-sister company, subsidiary or affiliates of the Company, and officers, director, employees, or agents of the Company or any of the above and shall apply as well to claims arising out of state and federal statutes and local ordinances as wells as claims arising under the common law.

12. Applicable Law. This Agreement, Executive’s employment relationship with the Company, and any and all matters or claims arising out of or related to this Agreement or Executive’s employment relationship with the Company, shall be governed by, and construed in accordance with, the laws of the State of California regardless of the choice of laws provisions of California or any other jurisdiction.

13. Supersedes Previous Agreements. This Agreement constitutes the entire agreement and understanding between the parties to this Agreement and supersedes all prior and contemporaneous negotiations and understandings between the parties whether oral or written, expressed or implied. Specifically, as of the Effective Date, the term of the Previous Employment Agreement shall be deemed expired.

14. Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

15. Headings. The headings of sections and subsections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. Attorneys’ Fees. In the event of any dispute or controversy arising out of this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable costs, including court and arbitration costs and attorneys’ fees and costs.

IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute, and Executive has executed, this Agreement as of the date first above written.

LEARNING TREE INTERNATIONAL, INC.

By:	/s/ DR. DAVID C. COLLINS
Dr. David C. Collins,
Chief Executive Officer

/s/ ERIC R. GAREN
Eric R. Garen